EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of March 30, 2012 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among General Electric Capital Corporation (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), PHARMATHENE, INC., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

RECITALS

Borrower wishes to borrow funds from time to time from Lenders, and Lenders desire to make loans, advances and other extensions of credit, severally, but not jointly, to Borrower from time to time pursuant to the terms and conditions of this Agreement.

AGREEMENT

Loan Parties, Agent and Lenders agree as follows:

1.	DEFINITIONS.

As used in this Agreement, all capitalized terms shall have the definitions as provided herein. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).

2.	LOANS AND TERMS OF PAYMENT.

2.1              Promise to Pay. Borrower promises to pay Agent, for the ratable accounts of Lenders, when due pursuant to the terms hereof, the aggregate unpaid principal amount of all loans, advances and other extensions of credit made severally by the Lenders to Borrower under this Agreement, together with interest on the unpaid principal amount of such loans, advances and other extensions of credit at the interest rates set forth herein.

2.2	Loans.

(a)	Revolving Loans.

(i)                 Revolving Loan Commitment. Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make available to Borrower from time to time on any Business Day (as defined below) during the period from the Closing Date (as defined below) until the Revolving Loan Commitment Termination Date (as defined below) its Pro Rata Share (as defined below) of advances (each such advance, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided that immediately after each such Revolving Loan is made the aggregate outstanding principal amount of all Revolving Loans shall not exceed the lesser of:

(A)              the Total Revolving Loan Commitment Amount (as defined in Schedule A hereto) in effect at such time, and

(B)              the Borrowing Base (as defined in Schedule C hereto) at such time,

in each case ((A) and (B) above), less Reserves (as defined in Schedule C hereto) imposed from time to time by Agent in its reasonable credit judgment. Agent, in its sole credit judgment, may further adjust the Borrowing Base by applying percentages (known as “liquidity factors”) to Qualified Accounts (as such term is defined in Schedule C) by payor class based upon Borrower’s actual recent collection history for each such payor class in a manner consistent with Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using its sole credit judgment. The Pro Rata Share of the aggregate principal amount of Revolving Loans of any Lender shall not at any time exceed such Lender’s revolving loan commitment as identified on Schedule A hereto (such revolving loan commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Revolving Loan Commitment”, and the aggregate of all such commitments, the “Revolving Loan Commitments”). Until the Revolving Loan Commitment Termination Date, and subject to the conditions specified in this Section 2.2(a), Borrower may from time to time borrow, repay and reborrow under this Section 2.2(a). As used herein, “Revolving Loan Commitment Termination Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date of termination of Lenders’ obligations to make Revolving Loans or permit existing Revolving Loans or Term Loans to remain outstanding pursuant to Section 8.2, and (c) the date of indefeasible prepayment in full by Borrower of the Revolving Loans and the Term Loans, and the permanent reduction of the Commitments to zero dollars ($0).

(ii)               Method of Borrowing. When Borrower desires a Revolving Loan, Borrower will notify Agent (which notice shall be irrevocable) by 12:00 noon (New York time) on or before the date that is two (2) Business Days prior to the day the Revolving Loan is to be made. Each such notice (a ”Notice of Revolving Loan Advance”) must be given in writing (by telecopy, e-mail or overnight courier) substantially in the form of Exhibit A or in a writing in any other form acceptable to Agent, and shall include the information required in Exhibit A and such other information as may be required by Agent. Each Notice of Revolving Loan Advance must also include a duly executed and completed Borrowing Base Certificate in the form of Exhibit B hereto (a “Borrowing Base Certificate”). Agent and Lenders may act without liability upon the basis of any Notice of Revolving Loan Advance believed by Agent to be from any authorized officer of Borrower. Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any Notice of Revolving Loan Advance.

(iii)             Funding of Revolving Loans. Promptly after receiving a Notice of Revolving Loan Advance, Agent shall notify each Lender of the contents of such notice and such Lender’s Pro Rata Share of the requested Revolving Loan. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Revolving Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the specified date. Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 or 4.2, as applicable, has not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds to Borrower by wire transfer to the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent) (the “Designated Deposit Account”):

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Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive, Santa Clara, CA 95054
ABA#:	121140399
Account #:	3300523360
Account Name:	PharmAthene, Inc.

(iv)             Notes. The Revolving Loans of each Lender shall be evidenced by this Agreement, and if requested by a Lender, a promissory note substantially in a form acceptable to Lender (each a “Revolving Note” and, collectively, the “Revolving Notes”), and Borrower shall execute and deliver a Revolving Note to each Lender that requests a Revolving Note.

(b)	Term Loans.

(i)                 Commitment. Subject to the terms and conditions hereof, each Lender, severally, but not jointly, agrees to make term loans (each a “Term Loan” and collectively, the “Term Loans”; the Revolving Loans and the Term Loans each a “Loan” and, collectively, the “Loans”) to Borrower on the Closing Date in an aggregate principal amount not to exceed such Lender’s commitment as identified on Schedule A hereto (such commitment of each Lender as it may be amended to reflect assignments made in accordance with this Agreement or terminated or reduced in accordance with this Agreement, its “Term Loan Commitment”, and the aggregate of all such commitments, the “Term Loan Commitments”; the Revolving Loan Commitments and the Term Loan Commitments, each a “Commitment” and, collectively, the “Commitments”). Notwithstanding the foregoing, the aggregate principal amount of the Term Loans made hereunder shall not exceed $2,500,000.00 (the “Total Term Loan Commitment Amount”). Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Pro Rata Share (as defined below) of such Term Loan.

(ii)               Reserved.

(iii)             Funding of Term Loans. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly, shall make available to Agent its Pro Rata Share of the requested Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the Closing Date. Agent shall, unless it shall have determined that one of the conditions set forth in Section 4.1 has not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds (net of any amounts due and payable to Agent) to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the Designated Deposit Account.

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(iv)             Notes. The Term Loans made by each Lender shall be evidenced by this Agreement, and if requested by a Lender, a promissory note substantially in a form acceptable to Lender (each a “Term Note” and, collectively, the “Term Notes”; the Revolving Notes and the Term Notes each a “Note” and, collectively, the “Notes”).

(c)                Agent May Assume Funding. Unless Agent shall have received notice from a Lender prior to the date of any particular Revolving Loan or Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of such Revolving Loan or Term Loan, Agent may assume that such Lender has made such amount available to it on the date of such Revolving Loan or Term Loan in accordance with either Section 2.2(a)(iii) or 2.2(b)(iii), as applicable, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount for the account of Borrower on such date. If and to the extent that such Lender shall not have so made such amount available to Agent, such Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.3(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion (the “Federal Funds Rate”) for the first Business Day and thereafter, at the interest rate applicable to such Revolving Loan or Term Loan. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in such Revolving Loan or Term Loan for purposes of this Agreement.

2.3	Interest and Repayment.

(a)	Interest.

(i)                 Revolving Loans. The Revolving Loans shall bear interest on the outstanding principal amount thereof from the date of the applicable Revolving Loan until fully repaid at a rate per annum equal to the Reference Rate (as defined below) plus 5.0%.

As used herein, “Reference Rate” means, for each day during an Interest Period, a floating rate of interest determined by Agent equal to:

(A)              the higher of (1) 1.5% per annum and (2) the offered rate for deposits in United States Dollars for a term of three (3) calendar months that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full Business Day on which banks in the City of London, England are generally open for interbank or foreign exchange transactions (such Business Day a “LIBOR Business Day”) immediately prior to the first day of such Interest Period; divided by

(B)              a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other applicable governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

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As used herein, the term “Interest Period” means, as applicable, (x) the period commencing on the Closing Date and ending on the day immediately preceding the first Business Day of the next succeeding calendar month, or (y) subsequent to the period described in subpart (x), the period commencing on the first Business Day of the calendar month and ending on the day immediately preceding the first Business Day of the next succeeding calendar month.

If such LIBOR interest rates shall cease to be available from Reuters, LIBOR shall be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the date of determination by major financial institutions reasonably satisfactory to Agent in the London interbank market for a term of three (3) calendar months for the applicable principal amount on such date of determination.

(ii)               Term Loans. The Initial Term Loan shall accrue interest in arrears from the date made until such Term Loan is fully repaid at a fixed per annum rate of interest equal to 10.14%.

(iii)             All Loans. With respect to all Loans and Obligations hereunder, all computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Such method of calculation will result in an effective rate which exceeds the rates stated in this Section. Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(b)	Payments of Principal and Interest.

(i)                 Revolving Loans. For each Revolving Loan, Borrower shall pay interest to Agent, for the ratable benefit of the Lenders, at the rate of interest for such Revolving Loan determined in accordance with Section 2.3(a) in arrears on the first day of each calendar month (each, a “Scheduled Payment Date”) commencing on the first day of May, 2012. The entire unpaid principal balance and all accrued but unpaid interest of the Revolving Loans shall be immediately due and payable in full in immediately available funds on the Revolving Loan Commitment Termination Date.

(ii)	Term Loans.

(A)              Interest Payments. For each Term Loan, Borrower shall pay interest to Agent, for the ratable benefit of the Lenders, at the rate of interest for such Term Loan determined in accordance with Section 2.3(a) in arrears on each Scheduled Payment Date, commencing on the first day of May, 2012.

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(B)              Principal Payments. For the Term Loan, Borrower shall pay principal to Agent, for the ratable benefit of the Lenders, in equal consecutive payments of $75,758.00 on each Scheduled Payment Date, commencing on February 1, 2013 (and on February 1, 2013, two principal payments of $75,758.00 shall be due, subject to the following proviso); provided that if (x) Agent reasonably determines, based on the Compliance Certificate delivered not later than January 30, 2013, that as of December 31, 2012, Borrower and its Subsidiaries on a consolidated basis have unrestricted cash and Cash Equivalents (as defined below) in one or more deposit accounts or securities accounts subject to an Account Control Agreement as shown on the consolidated financial statements of Borrower and its Subsidiaries in an amount equal to or greater than the product of (A) negative six (-6) multiplied by (B) the Cash Burn Amount (as defined below), and (y) no Default or Event of Default has occurred and is continuing, then principal payments shall be in equal consecutive payments of $83,333.00 on each Scheduled Payment Date, commencing on April 1, 2013, and one final payment, regardless of the date principal payments commence and the outstanding principal balance at such time, in an amount equal to the entire remaining principal balance of the Term Loan on September 29, 2015 (the “Scheduled Maturity Date”). As used herein, the term “Cash Burn Amount” means, based on the financial statements most recently delivered to Agent and the Lenders in accordance with this Agreement, with respect to Borrower and its Subsidiaries on a consolidated basis:

(1) (i) the sum of, without duplication, (A) net income (loss), plus (B) depreciation and amortization, plus (C) non-cash employee compensation paid in the form of Borrower stock, plus (D) the change in market value of derivative or hedge investment holdings, minus (E) non-financed capital expenditures, in each case of clauses (A), (B), (C), (D), and (E) for the immediately preceding (6) month period on a trailing basis, divided by (ii) six (6), minus

(2) (i) the current portion of interest bearing liabilities due and payable n the immediately succeeding six (6) months divided by (ii) six (6).

(C)              Payments Generally. Notwithstanding the foregoing provisions of this Section 2.3(b), all unpaid principal and accrued interest and other outstanding Obligations are due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (1) the Scheduled Maturity Date or (2) the date that such Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (1) or (2), the “Term Loan Maturity Date”). Each scheduled payment of interest or principal hereunder on a Scheduled Payment Date is referred to herein as a “Scheduled Payment.”

(c)                No Reborrowing of Term Loans. Once the Term Loan is repaid or prepaid, it cannot be reborrowed.

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(d)               Payments. All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 11:00 a.m. (New York time) on the date when due. All payments received by Agent after 11:00 a.m. (New York time) on any Business Day or at any time on a day that is not a Business Day may, in Agent’s sole discretion, be deemed to be received on the next Business Day. Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. All Scheduled Payments due to Agent and Lenders under Section 2.3(b) shall be effected by wire transfer of immediately available funds to the Collection Account. As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name: __________

Bank Address: ____________

ABA Number: ____________

Account Number: ____________

Account Name: ___________

Ref: ___________

(e)                Withholdings and Increased Costs. All payments shall be made free and clear of any taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes), such that Agent and Lenders will receive the entire amount of any Obligations (as defined below), regardless of source of payment. If Agent or any Lender shall have determined that the introduction of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost. A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.3(e) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender; provided further that, such 180 day limitation shall not apply to any increased costs or reductions in the amounts received by Agent or any Lender arising from (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any and all requests, rules, guidelines or directives thereunder or issued in connection therewith or (b) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case of this clause (b) pursuant to Basel III, and such Act and any such requests, rules, guidelines or directives shall be deemed to be introduced or changed after the date hereof, regardless of the date enacted, adopted or issued. This provision shall survive the termination of this Agreement.

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(f)                Loan Records. Each Lender shall maintain in accordance with its usual practice accounts evidencing the Obligations of Borrower to such Lender resulting from such Lender’s Pro Rata Share of each Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Agent shall maintain in accordance with its usual practice a loan account on its books to record the Loans and any other extensions of credit made by Lenders hereunder, and all payments thereon made by Borrower. The entries made in such accounts shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or Agent to maintain any such account shall affect the obligations of Borrower to repay the Obligations in accordance with their terms.

(g)                Application of Payments. Each Scheduled Payment with respect to the Term Loan, when paid, shall be applied first to the payment of accrued and unpaid interest on the Term Loan and then to unpaid principal balance of such Term Loan. Each Scheduled Payment of interest with respect to a Revolving Loan, when paid, shall be applied to the payment of accrued and unpaid interest on the Revolving Loans. So long as no Event of Default (as defined below) has occurred and is continuing, payments consisting of proceeds of Accounts (as such term is defined in Schedule C) received in the ordinary course of business shall be applied to the Revolving Loans. All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to all payments made when an Event of Default has occurred and is continuing or following the Revolving Loan Commitment Termination Date or Term Loan Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right (in accordance with Section 8.3) to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.

(h)               Payment of Expenses and other Obligations. Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Obligations owing by Borrower under this Agreement or any of the other Debt Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if the amount of such charges would exceed borrowing availability under the Revolving Loan facility set forth in Section 2.2(a) at such time or would cause the balance of the Revolving Loans to Borrower to exceed the Borrowing Base after giving effect to such charges or would cause the aggregate balance of all Revolving Loans to exceed the Total Revolving Loan Commitment Amount at such time. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loans.

2.4	Prepayments.

(a)                Voluntary Prepayment. Borrower may terminate (but not reduce) the Revolving Loan Commitments at any time upon at least 10 days prior written notice to the Agent; provided that upon such termination all Revolving Loans, all Term Loans and all other Obligations hereunder shall be immediately due and payable in full. Upon any such prepayment of the Revolving Loans and Term Loans and termination of the Revolving Loan Commitments, Borrower’s right to request Revolving Loans shall simultaneously be terminated.

(b)               Mandatory Prepayment. If at any time the outstanding balances of the Revolving Loans exceed the lesser of (A) the Total Revolving Loan Commitment Amount and (B) the Borrowing Base at such time (less, in each of case (A) and (B), Reserves at such time), Borrower shall immediately repay the aggregate outstanding Revolving Loans to the extent required to eliminate such excess. If Borrower has not complied with the requirements of Section 7.10 with respect to the Sweep Account and Sweep Account Agreement as of April 29, 2012, Borrower shall immediately repay the aggregate outstanding Revolving Loans.

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(c)                Term Loan. Borrower may voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent, the Term Loan in full, but not in part. Upon the date of (a) any voluntary prepayment of the Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of the Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2, mandatory prepayment of the Term Loan in connection with a termination of the Revolving Credit Facility under Section 2.4(a) or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued interest with respect to the Term Loan, plus (ii) the Final Payment Fee (as such term is defined in Section 2.7(c)) for the Term Loan, and plus (iii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (A) 3.0% of the principal amount of the Term Loan being prepaid, if such prepayment is made on or before the two year anniversary of the Term Loan, and (B) 2.0 % of the principal amount of the Term Loan being prepaid, if such prepayment is made after the two year anniversary of the Term Loan but before the Scheduled Maturity Date.

2.5              Late Fees. If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within three (3) Business Days after its due date, then, at Agent’s election, such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 2.0% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

2.6              Default Rate. All Loans and other Obligations shall bear interest, at the election of Agent or the Requisite Lenders (as defined below) (or automatically while any Event of Default (as defined below) under Section 8.1(g) exists), from and after the occurrence and during the continuation of an Event of Default, at a rate equal to the lesser of (a) 5.0% above the rate of interest applicable to such Obligations as set forth in Section 2.3(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.

2.7              Lender Fees.

(a)                Closing Fee. On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable closing fee in an amount equal to $75,000, which fee shall be fully earned when paid.

(b)               Revolving Loan Unused Line Fee. On each Scheduled Payment Date and on the Revolving Loan Commitment Termination Date, Borrower shall pay to Agent, for the benefit of Lenders based on their Pro Rata Share of the Revolving Loan Commitments, in arrears, a fee for Borrower’s non-use of the Revolving Loan Commitments in an amount equal to 0.75% per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Total Revolving Loan Commitment Amount and (y) the average of the daily closing balances of the Revolving Loans outstanding during the period for which such fee is due.

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(c)                Final Payment Fee. On the date upon which the outstanding principal amount of any Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable accounts of Lenders, a fee equal to 3% of the original principal amount of such Term Loan (the “Final Payment Fee”), which Final Payment Fee shall be deemed to be fully-earned on the date such Term Loan is made.

(d)               Revolving Loan Management Fee. On the Closing Date and on each calendar year anniversary thereof, Borrower shall pay to the Agent, for its own account, a management fee equal to $20,000 per year, which fee shall be fully earned, due and payable in advance on such dates.

2.8              Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement, any Note or any other Debt Document.

2.9              Authorization and Issuance of the Warrants. Borrower has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of up to 46,584 shares of Common Stock of Borrower at an exercise price of $1.61 per share. The exercise period shall expire ten (10) years from the date such Warrants are issued.

3.	CREATION OF SECURITY INTEREST.

3.1              Grant of Security Interest. As security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of all Term Loans and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents (whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of such Term Loans (such indebtedness under the Notes, Term Loans and other debt, obligations and liabilities in connection with the Debt Documents are collectively called the “Obligations”), and as security for the prompt payment and performance by each Guarantor of the Guaranteed Obligations as defined in the Guaranty (as defined below), each Loan Party does hereby grant to Agent, for the benefit of Agent and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):

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All of such Loan Party’s personal property of every kind and nature (except for Intellectual Property, as defined in, and to the extent excluded pursuant to, Section 3.3) whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, including but not limited to, the possible claim against Fisher BioServices Inc. arising out of the vendor’s failure to properly store materials, and the claim against Siga Technologties Inc. (CA2627 in the Delaware Chancery Court related to the payment of net profits from the sale of ST-246 and related products), deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, cash equivalents, any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles, and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).

Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim after the Closing Date.

3.2              Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements with all appropriate jurisdictions to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.

3.3              Grant of Security Interest in Proceeds of Intellectual Property. The Collateral shall not include any intellectual property of any Loan Party, which shall be defined as any and all copyright, trademark, servicemark, patent, design right, software and trade secrets of a Loan Party and any applications, registrations, amendments, renewals, extensions and improvements with respect thereto (collectively, “Intellectual Property”) now owned or hereafter acquired; provided however, that the Collateral shall include all cash, royalty fees, claims, products, awards, judgments, insurance claims, other proceeds, accounts and general intangibles that consist of rights of a Loan Party to receive payment with respect to the Intellectual Property and all income, royalties and proceeds at any time due or payable to a Loan Party with respect to the Intellectual Property and any of the foregoing, including, without limitation, (i) all rights of any Loan Party to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof and (ii) any claims for damages that any Loan Party has the right to assert with respect to any past, present or future infringement of any Intellectual Property, together with all accessions and additions thereto, proceeds and products thereof (including, without limitation, any proceeds resulting under insurance policies of any Loan Party) or proceeds from the sale, licensing or other disposition of all or any part of, or rights in, the Intellectual Property by or on behalf of a Loan Party (“Rights to Payment”). Notwithstanding the foregoing, to the extent it is necessary under applicable law to have a security interest in the underlying Intellectual Property in order for Agent to have (i) a security interest in the Rights to Payment and (ii) a security interest in any payments with respect to Rights to Payment that are received after the commencement of a bankruptcy or insolvency proceeding, then the Collateral shall automatically, and effective as of the date hereof, include the Intellectual Property to the extent necessary to permit attachment and perfection of Agent’s security interest (on behalf of itself and Lenders) in the Rights to Payment and any payments in respect thereof that are received after the commencement of any bankruptcy or insolvency proceeding.

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4.	CONDITIONS OF CREDIT EXTENSIONS

4.1              Conditions Precedent to the Initial Loans. No Lender shall be obligated to make its Pro Rata Share of the Term Loan or the initial Revolving Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to Agent (the date on which the Lenders make the Term Loan and the initial Revolving Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent and the Lenders or waived in accordance with this Agreement, the “Closing Date”):

(a)                a counterpart of this Agreement duly executed by each Loan Party, each Lender and Agent;

(b)               a certificate executed by the Secretary of each Loan Party, the form of which is attached hereto as Exhibit C (each and collectively, the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) such Loan Party’s governing documents;

(c)                Notes duly executed by Borrower in favor of each Lender that has requested a Note;

(d)               filed copies of UCC financing statements, collateral assignments, and termination statements, with respect to the Collateral, as Agent shall request;

(e)                certificates of insurance evidencing the insurance coverage, and satisfactory additional insured and lender loss payable endorsements, in each case as required pursuant to Section 6.4 herein;

(f)                current UCC lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other Liens (as defined below) on the Collateral, other than Permitted Liens (as defined below);

(g)                a Warrant in favor of each Lender (or its affiliate or designee);

(h)               a certificate of status/good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(i)                 a landlord consent and/or bailee letter in favor of Agent executed by the applicable landlord or bailee (the forms of which are attached hereto as Exhibit D-1 and Exhibit D-2, as applicable (each an “Access Agreement”)), for any third party location where any of the following are located: (a) any Loan Party’s principal place of business, (b) any Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $25,000;

(j)                 a legal opinion of Loan Parties’ from SNR Denton US LLP, in form and substance satisfactory to Agent;

(k)               Intentionally Omitted;

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(l)                 a completed perfection certificate from each Loan Party, duly executed by such Loan Party (each and collectively, the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(m)             the Sweep Account Agreement (as defined in Schedule E hereto) and one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for the Sweep Account (as such term is defined in Schedule E) and each other deposit and securities account to the extent required pursuant to Section 7.10;

(n)               duly executed originals of an initial Borrowing Base Certificate from Borrower, dated the Closing Date, reflecting information concerning Qualified Accounts (as such term is defined in Schedule C) of Borrower as of a date not more than one (1) month prior to the Closing Date;

(o)               duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Loan to be requested by Borrower on the Closing Date;

(p)               a disbursement instruction letter, in form and substance satisfactory to Agent and the Lenders, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(q)               a pledge agreement, in form and substance satisfactory to Agent, executed by each Loan Party and pledging to Agent, for the benefit of itself and the Lenders, a security interest in 65% of the shares of the outstanding voting capital stock and 100% of the shares of the outstanding non-voting capital stock of PharmAthene UK (as defined below), and a security interest in 65% of the shares of the outstanding voting capital stock of PharmAthene Canada (as defined below) (the “Pledge Agreement”)

(r)                 all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the Warrants, the Account Control Agreements, the Sweep Account Agreement, all Assignment of Rights Contracts, the Access Agreements, the Perfection Certificate, the Pledge Agreement, the Secretary’s Certificate and the Disbursement Letter, all Compliance Certificates, all Borrowing Base Certificates, all Notices of Revolving Loan Advances, and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”); and

(s)                Agent and Lenders shall have received the fees required to be paid by Borrower, and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses of closing presented as of the date of this Agreement.

4.2              Conditions Precedent to All Loans. No Lender shall be obligated to make its Pro Rata Share of the Term Loan, and any Revolving Loan, including the initial Revolving Loan made on the Closing Date, unless the following additional conditions have been satisfied:

(a)                all representations and warranties in Section 5 below shall be true as of the date of such Loan;

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(b)               no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”), has occurred and is continuing or will result from the making of any Loan;

(c)                If a Revolving Loan, Borrower shall have satisfied all of the conditions set forth in Section 2.2(a) with respect to Borrower’s request of a Revolving Loan;

(d)               Agent shall have received a certificate from a authorized officer of each Loan Party confirming each of the foregoing; and

(e)                Agent shall have received such other documents, agreements, instruments or information as Agent shall reasonably request.

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in Section 4.2 have been satisfied and (ii) a reaffirmation by Borrower and each Loan Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Lenders.

5.	REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:

5.1              Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms. Each Loan Party has all requisite power and authority to own its assets, carry on its business and execute, deliver and perform its obligations under the Debt Documents to which it is a party.

5.2              Required Consents. No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any obtained on or before the Closing Date.

5.3              No Conflicts. The entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, security interest, mortgage, pledge, claim or encumbrance of any kind (any of the foregoing, a “Lien”) on any of such Loan Party’s property (except for Liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” means (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $100,000 per year and (ii) any agreement or contract to which such Loan Party is a party of which the breach, nonperformance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect. A description of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.

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5.4              Litigation. There are no actions, suits, proceedings or investigations pending against or affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened. As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, collectively, (b) the ability of a Loan Party to perform any of its obligations under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.

5.5              Financial Statements. All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), and since the date of the most recent audited financial statements, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.

5.6              Use of Proceeds; Margin Stock. The proceeds of the Term Loans shall be used for working capital and general corporate purposes. No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) (“Margin Stock”) or extending credit for the purpose of purchasing Margin Stock. As of the Closing Date, except as set forth on Schedule B, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

5.7              Collateral. Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral, and has the sole right and lawful authority to grant the security interest described in this Agreement. The Collateral is, and will remain, free and clear of all Liens, except for (a) Liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) Liens existing on the date hereof and set forth on Schedule B hereto, (d) Liens securing Indebtedness (as defined in Section 7.2 below) permitted under Section 7.2(c) below, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, and (e) licenses described in Section 7.3(c) below (all of such Liens described in the foregoing clauses (a) through (e) are called “Permitted Liens”).

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5.8	Compliance with Laws.

(a)                Each Loan Party is and will remain in compliance in all material respects with all laws, statutes, ordinances, rules and regulations applicable to it.

(b)               Without limiting the generality of the immediately preceding clause (a), each Loan Party further agrees that it and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party nor any of its Subsidiaries, Affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity, or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law.

(c)                Each Loan Party and each of its Subsidiaries is in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”), and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d)               Each Loan Party has met the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.9              Intellectual Property. The Intellectual Property is and will remain free and clear of all Liens, except for Permitted Liens described in clauses (b)(i) and (e) of Section 5.7. No Loan Party has nor will it enter into any agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any party (other than the negative pledge granted herein to Agent and the Lenders). As of the Closing Date and each date a Loan is advanced to Borrower, no Loan Party has any interest in, or title to any Intellectual Property except as disclosed in the Perfection Certificate. Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without any actual or claimed infringement upon the rights of third parties.

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5.10          Solvency. Both before and after giving effect to each Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent. As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature; (d) such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Loan Party’s property would constitute an unreasonably small capital; and (e) such Loan Party is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended from time to time. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

5.11          Taxes; Pension. All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed on a timely basis with the appropriate governmental authority and all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

5.12          Full Disclosure. Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate is true, correct and complete as of the date of this Agreement and as of the date of each Loan. No representation, warranty or other statement made by or on behalf of a Loan Party to Agent or Lenders (including in any certificate, instrument, agreement or document delivered pursuant to this Agreement or any other Debt Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.13          Accounts. Agent may rely, in determining which Accounts are Qualified Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Agent, with respect to each Qualified Account, Borrower represents that:

(a)                the Account satisfies all criteria for inclusion as a Qualified Account;

(b)               the Account is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

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(c)                the Account arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts, certification, participation, permit, or other documents relating thereto and forming a part of the contract between Borrower and the account debtor with respect thereto;

(d)               the Account is for a liquidated amount maturing as stated in a duplicate claim or invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

(e)                the Account, and Agent’s security interest in such Account, is not, and will not (by voluntary act or omission by Borrower), be in the future, subject to any offset, lien, deduction, defense, dispute, counterclaim, recoupment or any other adverse condition, and each such Account is absolutely owing to Borrower and is not contingent in any respect or for any reason;

(f)                there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Agent with respect thereto;

(g)                to Borrower’s knowledge, (i) the account debtor under the Account had the capacity to contract at the time any contract or other document giving rise to the Account was executed, and (ii) such account debtor is solvent;

(h)               to Borrower’s knowledge, there are no proceedings or actions which are pending or threatened against any account debtor under the Account which might result in any material adverse change in such account debtor’s financial condition or the collectability of such Account;

(i)                 the Account has been billed and forwarded to the applicable account debtor for payment in accordance with applicable laws and compliance and conformance with any and all requisite procedures, requirements and regulations governing payment by such account debtor with respect to such Account;

(j)                 Agent has a perfected, first-priority security interest in such Accounts to secure the Obligations;

(k)               Borrower has not made, and will not make, any agreement with any account debtor for any extension of the time for payment of the Account, any compromise or settlement for less than the full amount thereof, any release of any account debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by Borrower in the ordinary course of its business consistent with its historical practices and as previously disclosed to Agent in writing; and

(l)                 Borrower has obtained all licenses, permits and authorizations that are necessary in the generation of such Accounts.

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5.14	Regulatory Compliance.

(a)                Each Loan Party has, and it and its products are in conformance with, all registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued or allowed by the U.S. Food and Drug Administration or any successor thereto (“FDA”) or any comparable governmental authority (including but not limited to new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits) (hereinafter “Registrations”) that are required to conduct its business as currently conducted, or as proposed to be conducted. To the knowledge of each Loan Party, neither the FDA nor any comparable governmental authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the products of the Loan Parties. To the knowledge of each Loan Party, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable governmental authority. The Loan Parties have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default under, or would cause revocation or termination of, any such Registration. To the knowledge of each Loan Party, no event has occurred or condition or state of facts exists which would present potential product liability related, in whole or in part, to any Loan Party’s activities or products that are subject to Public Health Laws. To the knowledge of each Loan Party, any third party that is a manufacturer or contractor for the Loan Parties is in compliance with all Registrations required by the FDA or comparable governmental authority and all Public Health Laws insofar as they reasonably pertain to the manufacture of product components or products regulated as medical devices and marketed or distributed by the Loan Parties. “Public Health Laws” means all applicable Requirements of Law (as defined below) relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any drug, medical device, food, dietary supplement, or other product (including, without limitation, any ingredient or component of the foregoing products) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. et seq.) and similar state laws, controlled substances laws, pharmacy laws, or consumer product safety laws.

(b)               All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties that are subject to the jurisdiction of the FDA or a comparable governmental authority, have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance with the Public Health Laws and all other applicable laws, statutes, ordinances, rules and regulations (each a “Requirement of Law”), including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practices, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls, and adverse event reporting.

(c)                No Loan Party is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a governmental authority (including, without limitation, the FDA), warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable governmental authority, and no such obligation has been threatened. There is no, and there is no act, omission, event, or circumstance of which any Loan Party has knowledge that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Loan Party and, to each Loan Party’s knowledge, no Loan Party has any liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any violation of any Public Health Laws by any Loan Party in its product development efforts, submissions, record keeping and reports to the FDA or any other comparable governmental authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that could reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, there are no civil or criminal proceedings relating to any Loan Party or any officer, director or employee of any Loan Party that involve a matter within or related to the FDA’s any other comparable governmental authority’s jurisdiction.

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(d)               As of the Closing Date, no Loan Party is undergoing any inspection related to any activities or products of the Loan Parties that are subject to Public Health Laws, or any other governmental authority investigation.

(e)                During the period of six calendar years immediately preceding the Closing Date, no Loan Party has introduced into commercial distribution any products manufactured by or on behalf of any Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party adulterated or misbranded in violation of 21 U.S.C. § 331. The Loan Parties have not received any notice or communication from the FDA or comparable governmental authority alleging material noncompliance with any Requirement of Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any product; (ii) a change in the labeling of any product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or threatened against any Loan Party.

(f)                No Loan Party nor any of its respective officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other comparable governmental authority with respect to debarment or disqualification of any person that could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of its respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Loan Party, no employee or agent of any Loan Party, has (aa) made any untrue statement of material fact or fraudulent statement to the FDA or any other comparable governmental authority; (bb) failed to disclose a material fact required to be disclosed to the FDA or any other comparable governmental authority; or (cc) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other comparable governmental authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(g)                Except as set forth on Schedule 5 hereto, no Loan Party has granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products to any other person nor is it bound by any agreement that affects any Loan Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products.

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5.15          Foreign Subsidiaries. With respect to any foreign Subsidiaries of the Borrower, except as set forth on Schedule 5 hereto no such Subsidiary owns or possesses any material assets, and no such Subsidiary conducts any material business activities.

6.	AFFIRMATIVE COVENANTS.

6.1              Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the context otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

6.2              Notice to Agent and the Lenders. Loan Parties shall provide Agent with (a) notice of any change in the accuracy of the Perfection Certificate or any of the representations and warranties provided in Section 5 above, promptly (but in any event within three (3) Business Days) upon the occurrence of any such change, (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within three (3) Business Days) after the date on which any officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by any Loan Party to its security holders and notice of filing of any documents filed with the Securities and Exchange Commission (“SEC”) or any securities exchange or governmental authority exercising a similar function (provided that sending Agent an e-mail with electronic links to such documents that have been filed with the SEC Electronic Data Gathering Analysis, and Retrieval System shall constitute delivery hereunder), promptly (but in any event within three (3) Business Days) after delivering or receiving such information to or from such persons, (d) a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could result in damages or costs to any Loan Party or any Subsidiary of $150,000 or more, promptly (but in any event within three (3) Business Days) after receipt of notice thereof, including without limitation any such legal actions alleging potential or actual violations of any Public Health Law, (e) together with the delivery of each Compliance Certificate, a list of new applications or registrations that any Loan Party has made or filed in respect of any Intellectual Property or any change in status of any outstanding application or registration, (f) notice of any amendments to, and copies of all statements, reports and notices (other than non-material statements, reports and notices delivered in the ordinary course of business) delivered to or by a Loan Party in connection with, any Material Agreement or notice of any Loan Party entering into any Material Contract or any termination or breach thereof, promptly (but in any event within three (3) Business Days) after the execution or receipt thereof or the termination or breach thereof, (g) any notice that the FDA or comparable governmental authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters or labeling of the products of the Loan Parties, or considering any of the foregoing, promptly (but in any event within three (3) Business Days) after receipt thereof, (h) notice that any Loan Party has become subject to any administrative or regulatory action, FDA or comparable governmental authority inspection, Form FDA 483 observation, warning letter, notice of violation letter, or other enforcement action, notice, response or commitment made to or with the FDA or any comparable governmental authority, or notice that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against any Loan Party, promptly (but in any event within three (3) days) after receipt thereof, and (i) no later than thirty (30) days after the end of each fiscal quarter, a certificate of the chief financial officer of Borrower setting forth in reasonable detail any Margin Stock owned by any Loan Party as of the last day of such fiscal quarter.

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6.3	Financial Statements.

(a)                Borrower shall deliver to Agent and Lenders (x) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within thirty (30) days of each month end, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer, and (y) quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and (z) annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, and in the case of clauses (y) and (z), within five (5) days after the statements are required to be provided to the SEC; provided that sending Agent an e-mail with electronic links to such documents that have been filed with the SEC Electronic Data Gathering Analysis, and Retrieval System shall constitute delivery hereunder. All audited financial statements delivered pursuant to this Section 6.3 shall be accompanied by the report of an independent certified public accounting firm acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status. All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and, if Borrower is a publicly held company, are to be in compliance with applicable SEC requirements. All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer of Borrower, in the form attached hereto as Exhibit E (each a “Compliance Certificate”), and, in the case of quarterly and annual financial statements, a management discussion and analysis that includes a comparison to budget for the respective fiscal period and a comparison of performance for such fiscal period to the corresponding period in the prior year. Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than seventy-five (75) days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance satisfactory to Agent and (ii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time.

(b)               Collateral Reports. Borrower shall deliver to Agent and each Lender the Collateral Reports (including Borrowing Base Certificates) at the times and in the manner set forth in Schedule D hereto.

6.4              Insurance. Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent. Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent. Each policy shall provide that insurer will endeavor to provide thirty (30) days prior written notice to Agent prior to any cancellation or alteration of the coverage by the insurer and shall not be subject to co-insurance. Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as such Loan Party’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of Agent as any Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations are indefeasibly paid in full. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.

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6.5              Taxes. Each Loan Party shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

6.6              Agreement with Landlord/Bailee. Unless otherwise agreed to by Agent in writing, each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $25,000 is located (other than real property owned by such Loan Party) as Agent may require. If Agent agrees in writing that a Loan Party shall not be required to obtain and maintain an Access Agreement with respect to any real property described in the immediately preceding sentence, then within ten (10) Business Days after the due date for any rental payments with respect to such real property, the Borrower shall deliver to Agent (1) evidence in form reasonably satisfactory to Agent that such rental payment was made and (2) a certification that no default or event of default exists under any such lease. Notwithstanding any other provisions in this Agreement, Borrower shall use commercially reasonable efforts to obtain and maintain an Access Agreement with respect to its principal place of business in Annapolis, Maryland, in form and substance reasonably acceptable to Agent, within thirty (30) days of the Closing Date.

6.7              Protection of Intellectual Property. Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business, (b) promptly advise Agent in writing of material infringements of its Intellectual Property and, should the Intellectual Property be material to such Loan Party’s business, take all appropriate actions to enforce its rights in its Intellectual Property against infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent promptly, but in any event within three (3) Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or if any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same. Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder. None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a Lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License. None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

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6.8	Special Collateral Covenants.

(a)                Each Loan Party shall remain in possession of its respective Collateral consisting of tangible personal property solely at (1) the location(s) specified on the Perfection Certificate and (2) other locations where portable goods of a de minimis value (such as laptops, phones and other similar equipment) may be located in the ordinary course of business; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, (ii) any other Collateral in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (iii) any Collateral after the occurrence of an Event of Default in accordance with this Agreement and the other Debt Documents.

(b)               Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the tangible personal property included in the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the tangible personal property included in the Collateral only in compliance with manufacturers’ recommendations and all applicable laws.

(c)                Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except to Agent (on behalf of itself and Lenders), for maintenance and repair, or for a Permitted Disposition), or (ii) remove any of the Collateral from, or maintain any of the Collateral outside of, the continental United States.

(d)               Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents. At its option, Agent may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e)                Each Loan Party shall, at all times, keep accurate and complete records of the Collateral.

(f)                Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).

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(g)                Each Loan Party shall, during normal business hours, and in the absence of a Default or an Event of Default, upon one (3) Business Day’s prior notice, as frequently as Agent determines to be appropriate: (i) provide Agent (who may be accompanied by representatives of any Lender) and any of its officers, employees and agents access to the properties, facilities, advisors and employees (including officers) of each Loan Party and to the Collateral, (ii) permit Agent (who may be accompanied by representatives of any Lender), and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent), and (iii) permit Agent (who may be accompanied by representatives of any Lender), and its officers, employees and agents, to inspect, audit, appraise, review, evaluate and make test verifications and counts of the Collateral of any Loan Party. Upon Agent’s request, each Loan Party will promptly notify Agent in writing of the location of any Collateral. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Loan Party shall provide such access to Agent and to each Lender at all times and without advance notice. Each Loan Party shall make available to Agent and its auditors or counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.

6.9              Further Assurances. Each Loan Party shall, upon request of Agent, furnish to Agent such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other Debt Documents.

6.10          Compliance with Law. Each Loan Party shall comply with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any governmental authority having jurisdiction over it, its business or its products, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party shall comply with all Public Health Laws and their implementation by any applicable governmental authority and all lawful requests of any governmental authority applicable to its products. All products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of the FDA or comparable governmental authority shall be developed, tested, manufactured, distributed and marketed in compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with Public Health Laws and all other Requirements of Law.

6.11          Government Accounts. With respect to each Account described in subsection (p) of the definition of Qualified Accounts in Schedule C for which the applicable Loan Party must comply with the Federal Assignment of Claims Act of 1940, the applicable Loan Party shall deliver an Assignment of Rights Contract, in form and substance acceptable to Agent, acknowledged by the appropriate disbursing officer for the Department of the Unites States Government who is a party to the contract giving rise to such Account, within thirty (30) days of the Closing Date if such Account exists on the Closing Date, and for all such Accounts arising thereafter, within thirty (30) days of the date the first invoice is issued with respect to such Account debtor.

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7.	NEGATIVE COVENANTS

7.1              Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Collateral or Intellectual Property (other than Permitted Liens), or grant any negative pledges on any Collateral or Intellectual Property.

7.2              Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement, and (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $500,000 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made). The term “Indebtedness” means, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than ninety (90) days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person, (x) all indebtedness secured by a Lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

7.3              Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral or any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of inventory in the ordinary course of business, (b) dispositions by a Loan Party or any of its Subsidiaries of tangible assets that are no longer used or useful in the business of such Loan Party or Subsidiary for cash and fair value so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $100,000 in any calendar year, and (c) non-exclusive licenses and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, in each case for the use of any Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such license, (i) no Default or Event of Default has occurred and is continuing at the time of such Transfer, (ii) the license constitutes an arms-length transaction in the ordinary course of business (and in the case of an exclusive license, made in connection with a bona fide corporate collaboration in the ordinary course of business and approved by the board of directors of the applicable Loan Party) and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict such Loan Party’s ability to pledge, grant a security interest in or Lien on, or assign or otherwise Transfer any Intellectual Property, (iii) the applicable Loan Party delivers fifteen (15) days prior written notice and a brief summary of the terms of the license to Agent, (iv) the applicable Loan Party delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license and (v) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement.

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7.4              Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its legal name, its jurisdiction of organization, its organizational structure or type or any organizational identification number (if any) assigned by its jurisdiction of organization, (b) relocate its chief executive office without thirty (30) days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary, (d) cease to conduct business substantially in the manner conducted by such Loan Party or Subsidiary as of the date of this Agreement, provided, however, that Borrower may cause the Subsidiaries PharmAthene Canada, Inc. (“PharmAthene Canada”), and PharmAthene UK Limited (“PharmAthene UK”) to cease operations, and terminate and wind-up such entities, or (e) change its fiscal year end.

7.5              Mergers or Acquisitions. No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into Borrower in which Borrower is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of another person or entity, provided that any Subsidiary of Borrower existing on the date hereof may be merged with or into a Loan Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any other Loan Party, provided, in the case of such a merger, a Loan Party shall be the continuing or surviving Person.

7.6              Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than the payment of dividends to Borrower), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than with respect to the Obligations as described in Section 2.3) prior to its scheduled maturity, (c)  make any payment in respect of management fees or consulting fees (or similar fees) to any Affiliate of a Loan Party, or (d) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

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7.7              Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity, (b) acquire or create any Subsidiary, or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $100,000 at any time, (iv) Wilmington Prime Money Market Fund, (v) joint ventures or strategic alliances in the ordinary course of business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of Investments of cash, Cash Equivalents or tangible assets, (vi) loans or advances to PharmAthene Canada not to exceed $75,000 per year, provided that if the value of cash and Cash Equivalents in PharmAthene Canada accounts exceeds $50,000 for more than ten (10) Business Days, Borrower shall immediately cause PharmAthene Canada to transfer such excess amounts to Borrower, or (vii) loans or advances to PharmAthene UK not to exceed $250,000 per year, provided that if the value of cash and Cash Equivalents in PharmAthene UK accounts exceeds $100,000 for more than ten (10) Business Days, Borrower shall immediately cause PharmAthene UK to transfer such excess amounts to Borrower (collectively, the “Permitted Investments”). The term “Cash Equivalents” means (v) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (w) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (v), (w), (x) and (y) above shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

7.8              Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction. As used herein, “Affiliate” means, with respect to a Loan Party or any Subsidiary of a Loan Party, (a) each person that, directly or indirectly, owns or controls 5.0% or more of the stock or membership interests having ordinary voting power in the election of directors or managers of such Loan Party or such Subsidiary, and (b) each person that controls, is controlled by or is under common control with such Loan Party or such Subsidiary.

7.9              Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.8 herein, (b) use any portion of the Term Loans to purchase, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation (including without limitation any Public Health Law) applicable to it.

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7.10          Deposit Accounts and Securities Accounts. The Loan Parties will establish and all times maintain the cash management system described on Schedule E hereto (the “Cash Management System”) and comply in all respects with the provisions thereof, including, without limitation, deposit and require all account debtors to directly deposit all proceeds of all Accounts into the Sweep Account. To the extent that any Loan Party receives proceeds of Accounts that are not deposited directly into the Sweep Account, such Loan Party shall hold all proceeds in trust for Agent and shall promptly arrange for the deposit of such proceeds into the Sweep Account (as such term is defined in Schedule E) in accordance with the Cash Management System. No Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into an Account Control Agreement (as defined in Schedule E) (which agreement shall provide, among other things, that (i) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Agent), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to comply exclusively with instructions of Agent with respect to such account (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, on or before the Closing Date). Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which a Default or Event of Default has occurred and is continuing. At the request of Agent, Borrower shall create or designate a dedicated deposit account or accounts to be used exclusively for payroll or withholding tax purposes. Notwithstanding any other provisions in this Agreement, Borrower shall (i) obtain an Account Control Agreement with respect to the securities accounts held with M&T Bank and Silicon Valley Bank no later than April 29, 2012; and (ii) establish the Sweep Account (as defined in Schedule E hereto) and deliver the Sweep Account Agreement (as defined in Schedule E hereto), duly executed by the applicable Loan Parties and Silicon Valley Bank no later than the earlier of April 29, 2012, or the date any Notice of Revolving Loan Advance is delivered to Agent.

7.11          Amendments to Other Agreements. No Loan Party shall amend, modify or waive any provision of (a) any Material Agreement (unless the net effect of such amendment, modification or waiver is not adverse to any Loan Party, Agent or Lenders), or (b) any of such Loan Party’s organizational documents.

7.12          Financial Covenants.

(a)                DSO Covenant. Borrower shall not allow its Days Sales Outstanding to exceed one hundred thirty-five (135) days for any calendar month. “Days Sales Outstanding” means (i) the gross Accounts (excluding Unbilled Acounts) of Borrower divided by (ii) the quotient of the gross sales of Borrower for the last six (6) months divided by 180. Days Sales Outstanding shall be measured in accordance with GAAP, on a consolidated basis and at the end of each calendar month.

7.13          Foreign Subsidiaries. Except as set forth on Schedule 5 hereto, Borrower shall not allow or permit any foreign Subsidiary of Borrower to own or possess any material assets or to conduct any material business activities.

8.	DEFAULT AND REMEDIES.

8.1              Events of Default. Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):

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(a)                Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of three (3) Business Days after the due date thereof (other than on the Term Loan Maturity Date or the Revolving Loan Commitment Termination Date);

(b)               any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3, Section 6.4, or Article 7;

(c)                any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within thirty (30) days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent;

(d)               any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations, or any information provided by a Loan Party in a Debt Document, shall be false or misleading in any material respect at the time such warranty, representation or statement was made or deemed to be made;

(e)                any of the Collateral with a value exceeding $100,000 in the aggregate per proceeding, is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any of the Collateral, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(f)                one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $50,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) or one or more non-monetary judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that could reasonably be expected to result in a Material Adverse Effect, and in either case (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of ten (10) consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(g)                (i) any Loan Party or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party or any Subsidiary of a Loan Party seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

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(h)               an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

(i)                 any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party that is a party thereto, or (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Debt Document, or any Loan Party shall state in writing that any of the events described in clause (i) or (ii) above shall have occurred;

(j)                 any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein), (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, or (iii) any Loan Party defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement;

(k)               (i) either of the chief executive officer or the chief financial officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, unless a successor of such officer is appointed by the board of directors of the Borrower within ninety (90) days of such cessation of involvement, and such successor is in compliance with OFAC, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person), (ii)) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) , other than the Permitted Holders, of more than thirty-five percent (35%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise, (iii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (iv) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries (provided that any terminations of Subsidiaries allowed under Section 7.4 shall not constitute a breach of this Section);

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(l)                 Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at facilities of any Loan Party generating more than 25% of such Loan Party’s consolidated revenues for the fiscal year preceding such event and such cessation or curtailment continues for more than thirty (30) days; or

(m)             (i) The FDA or any other governmental authority initiates enforcement action against any Loan Party or any supplier of a Loan Party that causes any Loan Party to recall, withdraw, remove or discontinue marketing any of its products; (ii) the FDA or any other governmental authority issues a warning letter to any Loan Party with respect to any of its activities or products which could reasonably be expected to have a Material Adverse Effect; (iii) any Loan Party conducts a mandated or voluntary recall which could reasonably be expected to result in liability and expense to the Loan Parties of $100,000 or more; or (iv) any Loan Party enters into a settlement agreement with the FDA or any other governmental authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $250,000 or more, or that could reasonably be expected to have a Material Adverse Effect.

8.2              Lender Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the written request of the Requisite Lenders shall, terminate the Commitments and declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.5, provided that, upon the occurrence of any Event of Default specified in Section 8.1(g) above, the Obligations shall be automatically accelerated. After the occurrence and during the continuance of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law. Without limiting the foregoing, Agent shall have the right to, and at the written request of the Requisite Lenders shall, (a) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (b) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (c) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (d) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.3. If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least five (5) days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. For the purpose of enabling Agent to exercise rights and remedies under this Section 8.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Agent (on behalf of itself and Lenders), (A) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), to use or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (B) an irrevocable license (without payment of rent or other compensation to such Loan Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Loan Party. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the date on which all of the Obligations are indefeasibly paid in full in cash, all of the Commitments hereunder are terminated, and this Agreement shall have been terminated (the “Termination Date”).

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8.3              Application of Proceeds. Proceeds from any Transfer of the Collateral , or from any Transfer of the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral or Intellectual Property received by Agent during the continuance of an Event of Default may be applied to the Obligations in Agent’s sole and absolute discretion. Borrower shall remain fully liable for any deficiency.

9.	THE AGENT.

9.1	Appointment of Agent.

(a)                Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.6) as Agent under the Debt Documents and authorizes Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity.

(b)               Without limiting the generality of Section 9.1(a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender). Any such person shall benefit from this Article 9 to the extent provided by Agent.

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(c)                If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (a) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (b) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.2              Agent’s Reliance, Etc. Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

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9.3              GECC and Affiliates. GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders. GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Loans and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.4              Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.5              Indemnification. Lenders shall and do hereby indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Debt Document or any action taken or omitted to be taken by Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Debt Document, to the extent that Agent is not reimbursed for such expenses by Loan Parties. The provisions of this Section 9.5 shall survive the termination of this Agreement.

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9.6              Successor Agent. Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.

9.7              Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. The term “Pro Rata Share” means, with respect to any Lender at any time, (1) with respect to the Revolving Loans, the percentage obtained by dividing (x) the Revolving Loan Commitment of such Lender then in effect (or, if such Revolving Loan Commitment is terminated, the aggregate outstanding principal amount of the Revolving Loans owing to such Lender) by (y) the Total Revolving Loan Commitment Amount then in effect (or, if the Revolving Loan Commitments are terminated, the outstanding principal amount of the Revolving Loans owing to all Lenders), (2) with respect to the Term Loans, the percentage obtained by dividing (x) the Term Loan Commitment of such Lender then in effect (or, if such Term Loan Commitment is terminated, the aggregate outstanding principal amount of the Term Loans owing to such Lender) by (y) the Total Term Loan Commitment Amount then in effect (or, if the Term Loan Commitments are terminated, the outstanding principal amount of the Term Loans owing to all Lenders), and (3) with respect to all Loans, the percentage obtained by dividing (x) the Commitment of such Lender then in effect (or, if such Commitment is terminated, the aggregate outstanding principal amount of all Loans owing to such Lender) by (y) the aggregate Commitments of all Lenders then in effect (or, if the Commitments of all Lenders are terminated, the outstanding principal amount of Loans owing to all Lenders).

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9.8	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)	Advances; Payments.

(i)                 Term Loans. If Agent receives any payment with respect to the Term Loan for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment with respect to the Term Loan for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Loans (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(ii)               Revolving Loans. At least once during each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Revolving Lender by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan. Agent shall pay to each Revolving Lender (other than a Non-Funding Lender) such Revolving Lender’s Pro Rata Share of principal, interest and fees paid by Borrower since the previous Settlement Date for the benefit of such Revolving Lender on the Revolving Loans held by it. To the extent that any Non-Funding Lender has failed to fund any such payments and Revolving Loans, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower with respect to the Revolving Loans.

(b)	Return of Payments.

(i)                 If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)               If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

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(c)                Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document. At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Loans of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d)               Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e)                Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10.	MISCELLANEOUS.

10.1	Assignment.

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(a)                Subject to the terms of this Section 10.1, each Lender shall have the right to sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Debt Documents, its Commitment, its Term Loans or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder; provided, however, that unless Agent otherwise agrees, a Lender may only assign an equal proportion of its Revolving Loans and Term Loans and its Revolving Loan Commitment and Term Loan Commitment. Any such sale, transfer or assignment shall: (i) except in the case of a sale, transfer or assignment to a Qualified Assignee (as defined below), require the prior written consent of Agent and the Requisite Lenders (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an affiliate of an existing Lender or is of the assignor’s (together with its affiliates’) entire interest of the Loans or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500 (unless otherwise agreed by Agent). In the case of an assignment by a Lender under this Section 10.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Loans, as applicable, or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Borrower shall, upon the assignee’s or the assignor’s request, execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.

(b)               As used herein, “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no person or Affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by any Loan Party or its Affiliates shall be a Qualified Assignee.

In addition to the other rights provided in this Section 10.1, each Lender may, without notice to or consent from Agent or any Loan Party, sell participations to one or more persons or entities in or to all or a portion of its rights and obligations under the Debt Documents (including all of its rights and obligations with respect to the Loans); provided, however, that, whether as a result of any term of any Debt Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make any Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and Agent and other Lenders towards such Lender, under any Debt Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Debt Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Debt Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Debt Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (viii) of subsection 10.8(c) hereof.

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10.2	Notices.

(a)                All notices, requests or other communications given in connection with this Agreement shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party or delivered in accordance with this Section 10.2), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, and (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid.

As used herein, the term “Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

10.3          Correction of Debt Documents. Agent may correct patent errors and fill in all blanks in this Agreement or the Debt Documents consistent with the agreement of the parties.

10.4          Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and permitted assigns.

10.5          Payment of Fees and Expenses. Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) any legal advice relating to Agent’s rights or responsibilities under any Debt Document, (c) the administration of the Loans and the facilities hereunder and any other transaction contemplated hereby or under the Debt Documents and (d) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (d), including, without limitation, reasonable attorneys’ fees and expenses, the allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers and UCC and other corporate search and filing fees and wire transfer fees. Borrower further agrees that such fees, costs and expenses shall constitute Obligations. This provision shall survive the termination of this Agreement. The $20,000 payment made by Borrower to Agent pursuant to the February 6, 2012 Proposal Letter between Borrower and Agent shall be applied to offset and reduce the Loan Parties’ reimbursement obligations on the Closing Date.

10.6          Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Loan Party waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. This provision shall survive the termination of this Agreement.

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10.7          Rights Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.8	Entire Agreement; Amendments, Waivers.

(a)                This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b)               Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower, and Lenders having more than (x) 50% of the aggregate Commitments of all Lenders or (y) if such Commitments have expired or been terminated, 50% of the aggregate outstanding principal amount of the Term Loans (the “Requisite Lenders”). Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c)                No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase or decrease any Commitment of any Lender or increase or decrease the Total Revolving Loan Commitment Amount or Total Term Loan Commitment Amount (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on any Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, except as otherwise expressly permitted in the Debt Documents (which shall be deemed to affect all Lenders), (v) subordinate the Lien on all or substantially all of the Collateral granted in favor of Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders), (vii) amend, modify, terminate or waive Section 8.3, 9.7 or 10.8(b) or (c), or (viii) amend or modify the definition of “Requisite Lenders”.

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(d)               Notwithstanding any provision in this Section 10.8 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e)                Each Lender hereby consents to the release by Agent of any Lien held by Agent for the benefit of itself and the Lenders in any or all of the Collateral to secure the Obligations upon (i) the occurrence of any Permitted Disposition pursuant to Section 7.3 and (ii) the termination of the Commitments and the payment and satisfaction in full of the Obligations.

10.9          Binding Effect. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of this Section and Sections 2.3(d), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

10.10      Use of Logo. Each Loan Party authorizes Agent to use its name, logo and/or trademark without notice to or consent by such Loan Party, in connection with certain promotional materials that Agent may disseminate to the public. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, tombstones, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated and used without Loan Parties’ review. Nothing herein obligates Agent to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent. Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower or other disclosures required to be filed with the SEC) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto.

10.11      Waiver of Jury Trial. EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.12	Governing Law and Jurisdiction.

(a)                GOVERNING LAW. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS (EXCLUDING THOSE DEBT DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)               SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTWITHSTANDING THE FOREGOING, THE AGENT AND OTHER LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY (OR ANY PROPERTY OF SUCH LOAN PARTY) IN THE COURT OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c)                NON-EXCLUSIVE JURISDICTION. NOTHING CONTAINED IN THIS SECTION 10.12 SHALL AFFECT THE RIGHT OF AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.

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10.13      Confidentiality. Each Lender and Agent agrees to maintain the confidentiality of information obtained by it pursuant to any Debt Document and designated in writing by any Loan Party as confidential using the same standard of care as it uses to protect its own confidential information of a similar nature, except that such information may be disclosed (a) with the Borrower’s prior written consent, (b) to such Lender’s or Agent’s Related Persons (as defined below), as the case may be, that are advised of the confidential nature of such information and are instructed and agree to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.13 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable law, rule, regulation, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any governmental authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.13 (and such persons or entities may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, and (i) in connection with the exercise or enforcement of any right or remedy under any Debt Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 10.13 and those of any other contractual obligation entered into with any Loan Party (whether or not a Debt Document), the terms of this Section 10.13 shall govern. “Related Persons” means, with respect to any person or entity, each affiliate of such person or entity and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such person or entity or any of its affiliates.

10.14      USA Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act.

10.15      Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

PHARMATHENE, INC.

By:	/s/ Linda L. Chang
	Name:	Linda L. Chang
	Title:	SVP, CFO

Address For Notices For All Loan Parties:

c/o PharmAthene, Inc.

______________________

______________________

Attention: _____________

Phone:________________

Facsimile:_____________

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Alan M. Silbert
	Name:	Alan M. Silbert
Title: Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: Senior Vice President of Risk – Life Science Finance
Phone: (301) 961-1640

Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: General Counsel
Phone: (301) 961-1640

Facsimile: (301) 664-9866

SCHEDULE A

COMMITMENTS

Name of Lender	Total Revolving Loan Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$5,000,000.00	100%

TOTAL REVOLVING LOAN COMMITMENT AMOUNT	$5,000,000.00	100%

Name of Lender	Term Loan Commitment of such Lender	Pro Rata Share
General Electric Capital Corporation	$2,500,000.00	100%

TOTAL TERM LOAN COMMITMENT AMOUNT	$2,500,000.00	100%

SCHEDULE C

BORROWING BASE

“Account” has the meaning given to such term in the UCC and includes Unbilled Accounts.

“Borrowing Base” means, on any date, a dollar amount equal to (i) 85% of the aggregate Outstanding Balance of the Borrower’s Qualified Accounts which are not Unbilled Accounts, plus (ii) 80% of the aggregate Outstanding Balance of the Borrower’s Qualified Accounts which are Unbilled Accounts.

“Outstanding Balance” means, with respect to any Account, and as of any date of determination thereof, the amount equal to the book value of such Account minus (without duplication) (a) all cash collections and other proceeds of such Account received thereunder and (b) all discounts or other modifications that reduce the amount due on such Account, all as determined by Agent in its good faith credit judgment consistent with its underwriting practices and procedures.

“Qualified Account” means an Account of Borrower, or portion thereof, that Agent, in its reasonable credit judgment, deems to be qualified for inclusion in the Borrowing Base. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if:

(a)	the Account does not arise from the sale of goods or the performance of services by Borrower in the ordinary course of its business, including without limitation, sales of equipment and bulk sales and Accounts that arise from personal injury claims or from services performed or undertaken in violation of any applicable law;

(b)	with respect to Accounts that are not Unbilled Accounts, the Account remains unpaid more than ninety (90) days following its original invoice date;

(c)	with respect to Unbilled Accounts, the Account has been an Unbilled Account for more than thirty (30) days;

(d)	the Account is subject to any defense, set-off, recoupment, counterclaim, contra account, credit balance, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind, but only to the extent of such defense, set-off, recoupment, counterclaim, contra account, credit balance, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment;

(e)	Accounts to the extent any Loan Party is liable for goods sold or services rendered by the applicable account debtor to any Loan Party but only to the extent of the potential offset;

(f)	if the Account arises from the sale of goods by Borrower, (i) the sale was not an absolute sale, (ii) the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold basis, (iii) the sale was made subject to any other repurchase or return agreement, (iv) the goods sold and giving rise the Account have not been shipped to the account debtor with respect to such Account or its designee, or (v) any part of any goods sold and giving rise to the Account has been returned, rejected, lost, or damaged, but only to the extent of the actual offset or defense arising from such returned, rejected, lost or damaged goods;

(g)	the Account is subject to any Lien other than Agent’s Lien, or Agent’s Lien in such Account is not perfected;

(h)	any Account where the account debtor has suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, or a petition is filed by or against any account debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(i)	the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment;

(j)	the Account is an Account of an account debtor having its principal place of business or executive office outside the United States or is payable in other than U.S. dollars;

(k)	the account debtor with respect to such Account is an Affiliate of a Loan Party, or any Account that arises from a sale to any director, officer, other employee, or to any entity that has any common officer or director with any Loan Party;

(l)	fifty percent (50%) or more of the aggregate unpaid Accounts from the account debtor with respect to that Account are not deemed Qualified Accounts under this Agreement;

(m)	any covenant, representation or warranty set forth in the Agreement or any other Debt Documents and pertaining to such Account has been breached or is untrue;

(n)	Accounts (i) as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the account debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the account debtor’s obligation to pay that invoice is subject to a Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(o)	Accounts that arise with respect to goods that are delivered on a bill-and-hold basis or cash-on-delivery basis;

(p)	Accounts that are the obligation of an account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Loan Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation; provided that, from the Closing Date through April 29, 2012, such Accounts will be Qualified Accounts notwithstanding non-compliance with the Federal Assignment of Claims Act of 1940;

(q)	Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable account debtor; or

(r)	the Account fails to meet such other specifications and requirements which may from time to time be established by Agent in its reasonable credit judgment.

“Reserves” means reserves established by Agent in its reasonable credit judgment from time to time pursuant to Section 2.2(a) with respect to known or anticipated liabilities, offsets, or liquidity needs of Borrower. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest, fees, expenses and other liabilities (including without limitation rent reserves with respect to any leased locations) shall be deemed to be an exercise of Agent’s good faith credit judgment. Reserves may be established against the Borrowing Base and the Total Revolving Loan Commitment Amount as determined to be appropriate by Agent in the exercise of its reasonable credit judgment.

“Unbilled Accounts” means any account that has not been billed and invoiced, but is reflected on Borrower’s books and records as an account receivable.

SCHEDULE D

COLLATERAL REPORTS

Borrower shall deliver to Agent and Lenders, as required, the various reports (including Borrowing Base Certificates) (collectively, the “Collateral Reports”) at the times and in the manner set forth below:

(a)	To Agent and Lenders, upon Agent’s request, and in any event no less frequently than twelve (12) Business Days after the end of each fiscal month (together with a copy of all or any part of the following reports requested by the Agent in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower as of the last day of the immediately preceding fiscal month or the date two (2) days prior to the date of any such request:

(i)	a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(ii)	a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days; 31 to 60 days; 61 to 90 days, 91 to 120 days and 121 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

(b)	To Agent and Lenders, at the time of delivery of each of the annual financial statements delivered pursuant to Section 6.3(a) (or, if the Borrower is a publicly held company, within 120 days after the last day of each calendar year), a listing of government contracts of the Borrower subject to the Federal Assignment of Claims Act of 1940;

(c)	To Agent and Lenders, within 10 days after the end of each calendar month, evidence that the Borrower has paid all payroll taxes for the immediately preceding calendar month; and

(d)	Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of the Borrower as Agent shall from time to time request in its reasonable discretion.

SCHEDULE E

CASH MANAGEMENT SYSTEM

(a)	The following terms shall have the meanings set forth below:

“Account Control Agreement” shall mean, with respect to any deposit account (including any Sweep Account (as defined below), securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to Agent, among Agent, the financial institution or other person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent and, in the case of any such account into which proceeds of Accounts are being deposited, shall grant and provide Agent with irrevocable full cash dominion over such account with standing sweep instructions directing such depository to sweep amounts deposited therein on daily basis to another deposit account of the Loan Parties subject to an Account Control Agreement in favor of the Agent or to the Agent directly (determination of where such account will sweep shall be determined by Agent prior to execution of such agreement).

(b)	(b) The Loan Parties’ depository institutions, securities intermediaries or commodities intermediaries shall be acceptable to Agent in its reasonable discretion. Each Loan Party shall enter into, and cause each such depository institution, securities intermediary or commodities intermediary to enter into, Account Control Agreements with respect to each of its deposit, securities, commodity or similar accounts maintained by such person (other than any payroll account so long as such payroll account is a zero balance account, any withholding tax account, and any fiduciary account as of or after the Closing Date.

(c)	To the extent any Person remits payments to an incorrect deposit account or otherwise makes payments not in accordance with the provisions of the Agreement or this Schedule E or an applicable Loan Party’s payment direction, such Loan Party shall contact such Person and use its commercially reasonable efforts to redirect payment from such Person in accordance with the terms hereof.

(d)	At the request of Agent, Borrower shall create or designate a dedicated deposit account or accounts to be used exclusively for payroll or withholding tax purposes.

(e)	Borrower shall cause all proceeds of Accounts to be deposited into a deposit account that is subject to an Account Control Agreement (this specific account shall be known as the “Sweep Account,” and this specific Account Control Agreement shall be known as the “Sweep Account Agreement”). To the extent that Borrower receives any payments with respect to Accounts by any payment method other than electronic payment, Borrower shall maintain a lockbox (a “Lockbox”) with the depository institution where the Sweep Account is maintained (the “Sweep Bank”). Borrower shall ensure that all collections of Accounts paid directly from account debtors into the Lockbox are deposit into the Sweep Account and Borrower shall direct (which direction may be included in the applicable Sweep Account Agreement for any deposit account) Sweep Bank to deposit all proceeds of such Accounts directly into the Sweep Account. All Sweep Accounts shall be subject to a Sweep Account Agreement.

(f)	Agent shall apply, on a daily basis, all funds transferred into the Collection Account to reduce the outstanding principal amount of the Revolving Loans. To the extent that any collections of Accounts or other proceeds of the Accounts are not sent directly to the Lockbox or electronically into a Sweep Account but are received by a Loan Party, such collections shall be held in trust for the benefit of Agent and immediately remitted, in the form received, to the applicable deposit account for transfer to the Collection Account immediately upon receipt by any Loan Party, all in accordance with the terms of this Schedule E.

(g)	For purposes of calculating interest, all payments applied to reduce the outstanding principal balance of Revolving Loans shall be subject to a three (3) Business Day clearance period, which amount shall be for the Agent’s sole account. If a credit balance exists with respect to the Collection Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

(h)	The failure to comply with any provision of this Schedule E shall constitute an immediate Event of Default.